Exhibit 10.2

PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE
SIGMA-ALDRICH CORPORATION
2003 LONG-TERM INCENTIVE PLAN, AS AMENDED

This Performance Share Award Agreement (this “Agreement”) governs performance share awards issued under the Sigma-Aldrich Corporation (the “Company”) 2003 Long-Term Incentive Plan, as amended (the “Plan”), on or after January 1, 2013:
BACKGROUND

A.
The Board of Directors of the Company (the “Board”) has adopted, and the Company’s shareholders have approved, the Plan, pursuant to which performance share awards may be granted to employees of the Company and its affiliates and certain other individuals.

B.	The Company desires to grant to the Awardee (as defined herein) a performance share award under the terms of the Plan and this Agreement.
TERMS

1.
Grant of Award. Pursuant to action of the Committee (as defined herein), the Company has granted to the person (the “Awardee”) identified in the Awardee’s Performance Share Award Compensation Statement (the “Compensation Statement”), the number of performance shares (the “Performance Shares”) set forth in the Compensation Statement (the “Award”), subject to the terms, conditions and adjustments set forth in this Agreement and Exhibit A attached hereto, the Plan and the Compensation Statement. The Performance Shares granted under the Compensation Statement are referred to in this Agreement as the “Target Grant.” Notwithstanding anything herein or in Exhibit A, the Plan or the Compensation Statement to the contrary, the Award is subject to the Company’s Financial Restatement Policy as amended from time to time. This Agreement completely supersedes and replaces any prior form of terms, conditions and agreements with respect to performance shares granted under the Plan on and after January 1, 2013.

2.
Award Subject to Plan. The Award is granted under, and is expressly subject to, all of the terms and provisions of the Plan, as amended from time to time, which terms are incorporated herein by reference, this Agreement and the Compensation Statement. The Committee described in Section 3 of the Plan (the “Committee”) has been appointed by the Board, and designated by it, as the Committee to make awards.

3.	Performance Period. The performance period for the Award begins January 1, 2013, and ends December 31, 2015 (the “Performance Period”).

4.
Payment. Subject to early termination of this Agreement below or as otherwise specifically provided herein, on January 1 following the end of the Performance Period or such later date as the Company may determine but no later than March 15 of the calendar year following the end of the Performance Period, the Company will deliver to the Awardee one share of Stock for each then-outstanding Performance Share under the Compensation Statement and subject to this Agreement; except that, the Committee shall take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes as provided in Section 7 below. No fractional Shares shall be issued, and any fractional Shares shall be rounded down to the nearest whole Share.

5.
Performance Criteria and Adjustments. Forty percent (40%) of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s three-year average “Adjusted Sales Growth”, forty percent (40%) of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s “Return on Invested Capital” (ROIC) in each year of the three-year Performance Period and twenty percent (20%) of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s three-year average relative “Total Shareholder Return” (TSR) during the Performance Period, as described more fully in Exhibit A hereto (collectively, the “Performance Criteria”).

6.	Termination of Award.

(a)
This Agreement and the Compensation Statement will terminate and be of no further force or effect on the date the Awardee is no longer actively employed by the Company or any of its affiliates, whether due to voluntary or involuntary termination other than on account of death, Disability, Retirement (as defined herein) or involuntary termination by the Company other than for Cause to the extent specifically provided herein, prior to the date on which the Performance Period ends. The Awardee will, however, be entitled to receive any Stock payable under Section 4 of this Agreement if the Awardee’s employment terminates after the Performance Period but before the Awardee’s receipt of such Stock. The Award shall not be affected by any change in employment responsibilities after the Award is granted, including any change in employment position with the Company that is otherwise deemed to be ineligible for the grant of an award under the Plan, so long as the Awardee continues to be actively employed by the Company or any of its affiliates.

(b)
If the Awardee’s employment terminates before the end of the Performance Period on account of Retirement or involuntary termination of employment by the Company without Cause, any portion of the Award which has not yet vested shall vest at such time, but only to the extent the Performance Criteria are achieved, without regard to such termination of employment, and any payment under Section 4 hereof shall be prorated based on the number of months in the portion of the Performance Period during which the Awardee was employed by the Company. For purposes of determining such prorated amount under this subsection, the Awardee shall be deemed to be employed for an entire month if the Awardee terminates during such month while employed during the Performance Period. Without limiting the foregoing, in the event the Awardee’s employment terminates before the end of the Performance Period on account of Retirement or involuntary termination of employment by the Company without Cause, any portion of the Award which vests in accordance with the foregoing sentence shall be payable at the time and in the manner set forth in Section 4 after the end of the Performance Period, and such payment which would otherwise be received hereunder had the Awardee remained employed shall be reduced in the same proportion as the period in the Performance Period during which the Awardee was not employed due to such termination. For example, if the Awardee’s employment terminates on account of Retirement on December 31, 2013, and if the Performance Criteria are achieved at the target level at the end of the Performance Period, the Awardee shall be entitled to receive one-third of the Target Grant, payable on January 1 following the end of the Performance Period or such later date as the Company may determine but no later than March 15 of the calendar year following the end of the Performance Period, subject to all terms and conditions provided herein.

Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, Retirement shall mean the voluntary termination of employment by the Awardee after the date on which the Awardee either (i) attains age sixty five (65), or (ii) both attains age fifty five (55) and completes seven (7) years of service with the Company and its affiliates, whether or not such service is consecutive.

(c)
If the Awardee’s employment terminates before the end of the Performance Period on account of death or Disability, the Award shall vest at the Target Grant as though one hundred percent (100%) of the Performance Criteria were achieved, and any portion of the Award which vests in accordance with the foregoing shall be prorated based on the number of months in the portion of the Performance Period during which the Awardee was employed by the Company. For purposes of determining such prorated amount under this subsection, the Awardee shall be deemed to be employed for an entire month if the Awardee terminates during such month while employed during the Performance Period. Such amount shall be payable in the month following such termination on account of death or Disability; provided, in the case of Disability, such Disability also meets the requirements for a disability as defined under Section 409A of the Code (“Section 409A”). To the extent such Disability does not meet the requirements for a disability as defined under Section 409A, such amount shall be payable at the time and in the manner set forth in Section 4 above after the end of the Performance Period.

(d)
Each outstanding Performance Share hereunder shall immediately and fully vest at the Target Grant as though one hundred percent (100%) of the Performance Criteria were achieved, and any restrictions shall lapse, upon the occurrence of a Change in Control that occurs while the Awardee is employed with the Company or any of its affiliates and before the end of the Performance Period. Any portion of the Award which vests in accordance with the foregoing shall be payable on the earlier of (i) in the month following such Change in Control provided such Change in Control also meets the requirements for a change in control event as defined under Section 409A or (ii) the time set forth in Section 4 above after the end of the Performance Period.

7.
Tax Withholding. The Company shall withhold from any payment hereunder a number of Shares sufficient to cover any required withholding taxes to the extent required by minimum statutory withholding requirements.

8.
Non‑Transferability. Neither the Award nor any rights under this Agreement or the Compensation Statement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

9.
Definitions: Application of Plan. To the extent not specifically defined in this Agreement or the Compensation Statement, all capitalized terms used in this Agreement and the Compensation Statement will have the same meanings ascribed to them in the Plan. The Performance Shares are granted to the Awardee subject to all terms and conditions of the Plan. The terms set forth in this Agreement are an integral part of the Compensation Statement and should be read in conjunction therewith.

10.
Choice of Law. To the extent not preempted by Federal law, this Agreement and the Compensation Statement and all determinations and actions taken hereunder and thereunder shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts or choice of law rules or principles, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such Law, without giving effect to principles of conflicts laws, and construed accordingly.

11.
Adjustment. Appropriate adjustments in outstanding Performance Shares and payments with respect to such outstanding Performance Shares shall be made by the Committee to give effect to adjustments made in the number or type of Shares through a reclassification, stock dividend, stock split, stock combination or similar event in accordance with the terms of the Plan.

12.
Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A, and this Agreement shall be administered and interpreted in accordance with such intent. The Committee may adopt rules deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A. Notwithstanding anything in this Section 12 to the contrary, no amendment to or payment under this Agreement will be made unless permitted under Section 409A. If any amount shall be payable hereunder as a result of the Awardee’s “separation from service” at such time as the Awardee is a “specified employee” (as those terms are defined for purposes of Section 409A) and such amount is subject to the provisions of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first day of the seventh calendar month beginning after the Awardee’s separation from service, provided that, payment shall be made sooner upon the date of the Awardee’s earlier death following such separation from service. For the avoidance of doubt, the Awardee shall become entitled to payment at the earliest payment event, if any, described herein that occurs with respect to such Awardee, at the time and manner described herein and otherwise subject to all terms and conditions herein, and any rights hereunder shall terminate upon any payment with respect to such payment event.

Exhibit A
Performance Criteria
Forty percent (40%) of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s three-year average adjusted “Sales Growth”, forty percent (40%) of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s “Return on Invested Capital” (ROIC) in each year of the three-year Performance Period and twenty percent (20%) of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s three-year average relative “Total Shareholder Return” (TSR) during the Performance Period in accordance with this Exhibit A.
Adjusted Sales Growth

•	The Company calculates adjusted Sales Growth as follows:

◦	The Company defines sales growth in the same manner as for the Annual Bonus Plan except that acquisitions and divestitures are included in the annual growth rate

◦	The payout is calculated as by using the three-year average of year-over-year percentage changes in net sales (currency adjusted)

•	Aside from currency adjustments, the Company does not anticipate any other adjustments to this criteria

Return on Invested Capital (ROIC)

•	Goals for each year of the three-year Performance Period are set annually in February

◦	Acquisitions will be excluded from the results during the initial year

•	The company calculates Return on Invested Capital as follows:

(Pre-tax income + Interest + Acquisition related amortization +Restructuring costs + Acquisition transactions costs) * (Assumed tax rate)
Total Equity + Debt - Cash

◦	The denominator uses a 13 month rolling average for Equity, Debt and Cash

•
ROIC is computed for each year of the three-year Performance Period, with each year viewed as a separate goal, the attainment of which vests or forfeits one-third of the award subject to the ROIC Performance Criteria (subject to continued employment)

Relative Total Shareholder Return (TSR)

•
Relative Total Shareholder Return compares the results of investing in SIAL vs other companies in our industry considering both the appreciation or depreciation in share price as well as the value of dividends distributed during the time period

•	The calculation uses the following:

◦Dividends are treated as reinvested in company stock on the ex-dividend date

◦	Share price is calculated at the beginning and end of the period using the closing price averaged for each business day during the month of December (December 2012 and December 2015)

◦	The relative comparison is done with the same comparator group as used for executive compensation, using companies in the peer group both at the beginning and end of the Performance Period

◦	The Committee’s independent consultant will be used as the authority for this calculation